                           OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF COMMON STOCK AND
                 $2.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       OF
                          KAPSON SENIOR QUARTERS CORP.
                                       AT
                    $14.50 NET PER SHARE OF COMMON STOCK AND
     $27.93 NET PER SHARE OF $2.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       BY
                          PROMETHEUS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                        PROMETHEUS SENIOR QUARTERS, LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 27, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER (THE 'OFFER') IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ('COMMON STOCK') ON A FULLY DILUTED BASIS OF KAPSON SENIOR QUARTERS CORP. (THE 'COMPANY'), AND FOR THE PURPOSE OF THE SATISFACTION OF SUCH CONDITION, THE TENDER OF EACH SHARE OF $2.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ('PREFERRED STOCK') OF THE COMPANY WILL BE DEEMED TO BE THE TENDER OF 1.92604 SHARES OF COMMON STOCK AND (2) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15.

     THE OFFER IS BEING MADE PURSUANT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 23, 1998 (THE 'MERGER AGREEMENT'), AMONG PROMETHEUS SENIOR QUARTERS, LLC, PROMETHEUS ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT (THE 'MERGER'), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK AND PREFERRED STOCK PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender shares of Common Stock or Preferred Stock should either (1) complete and sign the appropriate Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in such Letter of Transmittal, including any required signature guarantees, and mail or deliver such Letter of Transmittal (or such facsimile) with the certificate(s) for the tendered shares and all other required documents to the Depositary (as hereinafter defined) or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares so registered.


     Any stockholder who desires to tender shares of Common Stock or Preferred Stock and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, must tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                           ------------------------

                     The Dealer Manager for the Offer is:

                               [LOGO OF LAZARD
                              FRERES & CO. LLC]

                           ------------------------

March 2, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

INTRODUCTION...............................................................................................      1

THE TENDER OFFER...........................................................................................      2

  1.  Terms of the Offer...................................................................................      2

  2.  Acceptance for Payment and Payment for Shares........................................................      4

  3.  Procedure for Tendering Shares.......................................................................      5

  4.  Withdrawal Rights....................................................................................      8

  5.  Certain Federal Income Tax Consequences..............................................................      8

  6.  Price Range of Common Stock; Dividends...............................................................      9

  7.  Effect of the Offer on the Market for Common Stock and Registration
      under the Exchange Act...............................................................................      9

  8.  Certain Information Concerning the Company...........................................................     10

  9.  Certain Information Concerning the Offeror and Parent................................................     13

 10.  Source and Amount of Funds...........................................................................     14

 11.  Background of the Offer; Past Contacts with the Company..............................................     14

 12.  Purpose of the Offer; Short Form Merger; Plans for the Company.......................................     16

 13.  The Merger Agreement and Related Agreements..........................................................     18

 14.  Dividends and Distributions..........................................................................     27

 15.  Certain Conditions of the Offer......................................................................     27

 16.  Certain Legal Matters; Required Regulatory Approvals.................................................     28

 17.  Fees and Expenses....................................................................................     30

 18.  Miscellaneous........................................................................................     30

To: All Holders of Common Stock and $2.00 Convertible Exchangeable Preferred
    Stock of Kapson Senior Quarters Corp.

                                  INTRODUCTION

     Prometheus Acquisition Corp. (the 'Offeror'), a Delaware corporation and a wholly owned subsidiary of Prometheus Senior Quarters, LLC, a Delaware limited liability company ('Parent'), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the 'Common Stock'), and all outstanding shares of $2.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the 'Preferred Stock' and, together with the Common Stock, the 'Shares'), at a purchase price of $14.50 per share of Common Stock (the 'Common Stock Offer Price') and $27.93 per share of Preferred Stock (the 'Preferred Stock Offer Price') of Kapson Senior Quarters Corp., a Delaware corporation (the 'Company'), in each case net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal relating to such Shares (which, as either may be amended or supplemented from time to time, collectively constitute the 'Offer'). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the appropriate Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expense of IBJ Schroder Bank & Trust Company, which firm is acting as the depositary (the 'Depositary'), and of MacKenzie Partners, Inc., which firm is acting as the information agent (the 'Information Agent'), incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE MERGER (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION'), AND FOR THE PURPOSE OF THE SATISFACTION OF THE MINIMUM CONDITION, THE TENDER OF EACH SHARE OF PREFERRED STOCK WILL BE DEEMED TO BE THE TENDER OF 1.92604 SHARES OF COMMON STOCK (THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH EACH SHARE OF PREFERRED STOCK IS CURRENTLY CONVERTIBLE). THE OFFER IS ALSO CONDITIONED UPON CERTAIN OTHER TERMS AND CONDITIONS CONTAINED HEREIN. SEE SECTIONS 1 AND 15.

     SALOMON SMITH BARNEY ('SALOMON') AND J.P. MORGAN SECURITIES INC. ('J.P. MORGAN'), THE COMPANY'S FINANCIAL ADVISORS, HAVE DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS THEIR WRITTEN OPINIONS, EACH DATED FEBRUARY 23, 1998, TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF EACH SUCH OPINION IS CONTAINED IN THE COMPANY'S STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

     The Offer is being made pursuant to the Amended and Restated Agreement and

Plan of Merger (the 'Merger Agreement'), dated as of February 23, 1998, among Parent, the Offeror and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the 'DGCL'), the Offeror will be merged with and into the Company (the 'Merger'), the separate existence of the Offeror will cease and the Company will continue as the surviving corporation following the Merger (the 'Surviving Corporation'). At the effective time of the Merger (the 'Effective Time'), each outstanding Share (other than Shares held in the treasury of the Company, Shares owned by any subsidiary of the Company, Shares owned by the Offeror or Parent or Shares with respect to which appraisal rights are properly exercised under the DGCL (the 'Dissenting Shares')) will be converted into and represent the right to receive, in the case of the Common Stock, the Common Stock Offer Price (the 'Common Stock Merger Consideration') and, in the case of the Preferred Stock, the Preferred Stock Offer Price (the 'Preferred Stock Merger Consideration' and, together with the Common Stock Merger Consideration, the 'Merger Consideration'), in each case in cash, without interest. See Section 5 for a description of certain federal income tax consequences of the Offer and the Merger. Lazard Freres Real Estate Investors, L.L.C., a New York limited liability company ('LFREI'), unconditionally guaranteed the obligations of Parent and the Offeror under the Merger Agreement.

     In connection with the execution of the Merger Agreement, Parent entered into a Second Amended and Restated Stockholder Agreement, dated as of February 23, 1998 (the 'Stockholder Agreement'), with Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan (the 'Kaplans'), each a director and executive officer of the Company, who agreed, among other things, to tender all shares of Common Stock beneficially owned by them in the Offer and to grant Parent an irrevocable option, subject to the terms and conditions of the Stockholder Agreement, to purchase these shares of Common Stock at the Common Stock Offer Price. The shares of Common Stock beneficially owned by the Kaplans and subject to the Stockholder Agreement, 4,150,000 shares, represented approximately 54% of the shares of Common Stock represented by the Company to be outstanding (approximately 34% of the shares of Common Stock on a fully diluted basis) as of February 20, 1998.

     The Company has advised the Offeror that, as of February 20, 1998, there were issued and outstanding (a) 7,750,000 shares of Common Stock, (b) 2,400,000 shares of Preferred Stock, and (c) options to acquire an aggregate of 142,100 shares of Common Stock at exercise prices ranging from $9.625 to $10.00 per share. As of the date hereof, neither the Offeror nor Parent beneficially owns any Shares (other than as a result of the Stockholder Agreement). Each share of Preferred Stock is currently convertible into 1.92604 shares of Common Stock. Accordingly, based upon information provided by the Company, the Minimum Condition will be satisfied if at least 6,257,299 shares of Common Stock are validly tendered prior to the expiration of the Offer and not withdrawn. For the purpose of the satisfaction of the Minimum Condition, the tender of each share of Preferred Stock will be deemed to be the tender of 1.92604 shares of Common Stock (the number of shares of Common Stock into which each share of Preferred Stock is currently convertible).


     The Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder if it acquires a sufficient number of Shares to satisfy the Minimum Condition. If the Offeror acquires at least 90% of the outstanding Common Stock and at least 90% of the outstanding Preferred Stock through the Offer or otherwise, the Offeror and Parent would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Holders of Preferred Stock can tender their shares in the Offer. They are not required to convert their shares into Common Stock in order to participate in the Offer. THE CERTIFICATE OF DESIGNATION FOR THE PREFERRED STOCK PROVIDES FOR PAYMENT OF A QUARTERLY DIVIDEND OF $.50 PER SHARE ON MARCH 31, 1998 AND THE SETTING OF A RECORD DATE NOT LATER THAN 10 DAYS PRIOR TO THE PAYMENT DATE. SUCH DIVIDENDS WILL BE PAID BY THE COMPANY TO HOLDERS OF THE PREFERRED STOCK ON THE RECORD DATE FOR THE MARCH 31, 1998 DIVIDEND, REGARDLESS OF WHETHER SUCH HOLDERS TENDER THEIR PREFERRED STOCK IN THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered and not theretofore withdrawn in accordance with the procedures set forth in Section 4 hereto prior to the Expiration Date. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Friday, March 27, 1998, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of 10 business days from the date the notice of such increase is first published, sent or given to holders of Shares. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. IF, PRIOR TO THE EXPIRATION DATE, THE OFFEROR INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER

WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN
CONSIDERATION.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. The Offeror reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the 'Commission'), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition of the Offer. If the Minimum Condition or any of the other conditions set forth in Section 15 have not been satisfied by 12:00 Midnight, New York City time, on Friday, March 27, 1998 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without prior written consent of the Company, waive the Minimum Condition, reduce the number of Shares subject to the Offer, decrease the Common Stock Offer Price or the Preferred Stock Offer Price to be paid pursuant to the Offer, change the form of consideration payable in the Offer or extend the Offer, if all the Offer conditions are satisfied or waived. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if, at the then scheduled Expiration Date, any of the conditions to the Offeror's obligation to accept for payment and pay for the Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; (iii) until 10 business days following the expiration of the 10 business day period following the Company's Board of Directors having (A) modified or amended its recommendation of the Offer in any manner adverse to Parent, (B) withdrawn its recommendation of the Offer, (C) recommended acceptance of any Alternative Proposal (as hereinafter defined), (D) resolved to do any of the foregoing or (E) failed to reject any Alternative Proposal within 10 business days after receipt by the Company or public announcement thereof and if any of the foregoing continues, for so long as Parent and the Offeror determine until, in their sole discretion, all Offer conditions are satisfied; and (iv) for an aggregate period of not more than 10 business days beyond the initial Expiration Date if all conditions have been satisfied but less than 90% of the then outstanding shares of Common Stock and less than 90% of the then outstanding shares of Preferred Stock have been validly tendered and not withdrawn (not including Shares covered by Notices of Guaranteed Delivery). In addition, the Merger Agreement provides that unless it is terminated in accordance with its terms (in which case the Offer, whether or not previously extended, shall expire on such date of termination), at the request of the Company, Parent and the Offeror shall extend the Expiration Date from time to time to the earlier of (i) the date on which the Offeror purchases or becomes obligated to purchase that number of Shares that would satisfy the Minimum Condition and (ii) the date 60 business days after the date of its commencement. Assuming the prior satisfaction or waiver of the conditions of the Offer, the Offeror will, and Parent will cause the Offeror to, accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof.

     Subject to the limitations set forth in the Merger Agreement and described above, the Offeror expressly reserves the right (but will not be obligated) in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. During any such extention, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such Shares.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares had theretofore been accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), relating to the Offeror's obligation to pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in the percentage of securities sought, a minimum of

10 business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with
Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a 'Book-Entry Confirmation') of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each a 'Book-Entry Transfer Facility'), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of Shares, an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry

Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the related Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to validly tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

VALID TENDERS

     For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal relating to the Common Stock or the Preferred Stock, as the case may be (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedures for book-entry set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

     The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility prior to the Expiration Date, (i) an appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEE

     Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an 'eligible guarantor institution,' as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled 'Special Delivery Instructions' or the box labeled 'Special Payment Instructions' on the Letter of Transmittal or (ii) for the account of any Eligible Institution. See Instructions 1 and 5 of the related Letter of Transmittal.

     If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder or holders, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the related Letter of Transmittal.

GUARANTEED DELIVERY

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:


          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal relating to the Common Stock or Preferred Stock, as the case may be (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal relating to the Common Stock or Preferred Stock, as the case may be (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment.

BACKUP WITHHOLDING

     In order to avoid 'backup withholding' of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ('TIN') on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are exempt recipients not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

DETERMINATION OF VALIDITY

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares.

     The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by the Offeror. None of the Offeror or any of its affiliates or assignees, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

APPOINTMENT

     By executing the appropriate Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 23, 1998). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of such Shares by the Offeror in accordance with the terms of the Offer. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror or its designee must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting of shares of Common Stock at any stockholders meeting (whether annual or special or whether or not adjourned) in respect of such Shares.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after April 30, 1998. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the type of Shares to be withdrawn (i.e., Common Stock or Preferred Stock), the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons, dealers in securities or commodities, or persons who hold Shares as a position in a 'straddle' or as part of a 'hedging' or 'conversion' transaction for United States federal income tax purposes).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax (which will be further reduced in the case of Shares held for more than 18 months) and net capital losses may be subject to limits on deductibility.

     6. PRICE RANGE OF COMMON STOCK; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Common Stock has been trading on the Nasdaq National Market since September 26, 1996 (the date of the Company's initial public offering of Common Stock) under the symbol 'KPSQ.' The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock as reported on the Nasdaq National Market:

                                                                               HIGH      LOW
                                                                              ------    ------
1998:
First Quarter (through February 27, 1998)..................................   $15.88    $14.13
1997:
Fourth Quarter.............................................................    15.50     13.38
Third Quarter..............................................................    15.38     10.50
Second Quarter.............................................................    12.13      9.63
First Quarter..............................................................    11.50      7.38
1996:
Fourth Quarter.............................................................    10.00      6.38
Third Quarter (from September 26, 1996)....................................    10.25     10.00

     On September 29, 1997, the last trading day before public announcement of the execution of the Original Merger Agreement (as hereinafter defined), the last sale price of Common Stock, as reported on the Nasdaq National Market, was $14.625 per share. On February 23, 1998, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Common Stock, as reported on the Nasdaq National Market, was $15.00 per share. On February 27, 1998, the last full trading day prior to the commencement of the Offer, the closing price per share as reported on the Nasdaq National Market was $14.19. Stockholders are urged to obtain current market quotations for the Common Stock.

     The Preferred Stock is not publicly traded and, accordingly, no information regarding the prices at which sales, if any, of such securities have been effected is available to the Offeror.

     The Company has never paid any dividends on the Common Stock. Dividends on the Preferred Stock are payable quarterly at an annual rate of $2.00 per share, as and when declared by the Board of Directors of the Company. THE CERTIFICATE OF DESIGNATION FOR THE PREFERRED STOCK PROVIDES FOR PAYMENT OF A QUARTERLY DIVIDEND OF $.50 PER SHARE ON MARCH 31, 1998 AND THE SETTING OF A RECORD DATE NOT LATER THAN 10 DAYS PRIOR TO THE PAYMENT DATE. SUCH DIVIDENDS WILL BE PAID BY THE COMPANY TO HOLDERS OF THE PREFERRED STOCK ON THE RECORD DATE FOR THE MARCH

31, 1998 DIVIDEND, REGARDLESS OF WHETHER SUCH HOLDERS TENDER THEIR PREFERRED STOCK IN THE OFFER.

     7. EFFECT OF THE OFFER ON THE MARKET FOR COMMON STOCK AND REGISTRATION UNDER THE EXCHANGE ACT. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of Common Stock, which will likely adversely affect the liquidity and market value of the remaining Common Stock held by stockholders other than the Offeror. The extent of the public market, if any, for shares of Common Stock and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer will be dependent upon the number of holders of shares of Common Stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act, as described below, and other factors.

     The Common Stock is listed on the Nasdaq National Market. According to the Nasdaq National Market's published guidelines, the Common Stock may no longer be included in the Nasdaq National Market if, among other things, the number of shares of publicly held Common Stock (excluding Common Stock held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Common Stock) is less than 200,000, the aggregate market value of publicly held Common Stock is less than $1,000,000 or there are fewer than 400 holders of the Common Stock or 300 holders in round lots. If these standards are not met, quotations might continue to be published in the over-the-counter 'additional list' or one of the 'local lists' unless, as set forth in the Nasdaq National Market's published guidelines, the number of shares of publicly held Common Stock is less than 100,000, or there are fewer than 300 holders in total. On August 22, 1997, the Commission approved Nasdaq National Market rule changes, effective February 22, 1998, increasing the maintenance requirements for a Nasdaq National Market listing. As described below, the Offeror intends to cause the Company to terminate its Nasdaq National Market listing and Exchange Act registration if there are fewer than 300 holders of record of Common Stock following consummation of the Offer. If the Nasdaq National Market were to delist the Common Stock, the market therefor could be adversely affected.

     The Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Common Stock. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of Common Stock are met. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company. For example, if such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions would no longer be applicable to the Company; and the officers, directors and 10% stockholders of the Company would no longer be subject to the 'short-swing' insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding 'restricted securities' of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

     The Preferred Stock is not currently publicly traded or registered under the Securities Act of 1933, as amended. Because shares of the Preferred Stock are convertible into shares of the Common Stock, the effects of the Offer on the Common Stock described above also may be relevant to holders of the Preferred Stock and the liquidity and market value of such securities.

MARGIN REGULATIONS

     Shares of Common Stock are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Stock would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at 125 Froehlich Farm Blvd., Woodbury, New York 11797. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent, the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror and Parent.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Form 10-Q for the quarter ended September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                          KAPSON SENIOR QUARTERS CORP.
                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                       ------------------------------    --------------------------------------------
                                                            THE
                                       THE COMPANY     PREDECESSOR(1)                 THE PREDECESSOR(1)
                                       ------------    --------------    --------------------------------------------
                                           1997             1996            1996             1995            1994
                                       ------------    --------------    -----------    --------------    -----------
                                                (UNAUDITED)
OPERATING DATA:
  Total revenues....................   $ 25,309,846     $ 16,079,060     $23,614,078     $ 14,763,374     $13,754,402
  Total operating expenses..........     23,632,128       14,127,914      20,709,172       11,206,873      10,158,918
  Operating income..................      1,677,718        1,951,146       2,904,906        3,556,501       3,595,484
  Income (loss) before income taxes,
     minority interest and
     extraordinary item.............     (2,980,537)      (2,635,195)     (3,274,916)        (369,126)        107,044
  Income (loss) before extraordinary
     item...........................     (1,616,924)      (1,762,601)     (4,389,652)        (353,281)        107,044
  Extraordinary item, net...........       (776,612)              --              --               --       4,398,672
                                       ------------    --------------    -----------    --------------    -----------
  Net income (loss).................     (2,393,536)      (1,762,601)     (4,389,652)        (353,281)      4,505,716
  Preferred dividend................      1,086,667               --              --               --              --
                                       ------------    --------------    -----------    --------------    -----------
  Net income (loss) available to
     common stockholders............   $ (3,480,203)    $ (1,762,601)    $(4,389,652)    $   (353,281)    $ 4,505,716
                                       ------------    --------------    -----------    --------------    -----------
                                       ------------    --------------    -----------    --------------    -----------
  Loss before extraordinary item....   $      (0.35)
  Extraordinary item, net...........          (0.10)
                                       ------------
  Net loss per common share.........   $      (0.45)
                                       ------------
                                       ------------
BALANCE SHEET DATA:
  Total current assets..............   $ 30,712,838                      $17,211,369     $  3,740,472     $ 2,134,970
  Total assets......................    164,803,628                       95,988,252       54,406,792      34,294,355
  Total current liabilities.........      6,847,037                        4,756,866        7,336,551      19,846,936
  Total liabilities.................     91,694,103                       82,748,131       62,754,978      41,554,879
  Stockholders' and partners' equity
     (deficit)......................   $ 65,798,218                      $12,291,196     $ (9,811,457)    $(8,739,640)

------------------
(1) The Company was formed in order to consolidate and expand the assisted living business of the 'Predecessor' and completed its initial public offering of Common Stock on October 1, 1996. The financial data for the year ended December 31, 1996 represents nine months of operations of the Predecessor and three months of operations of the Company.

CERTAIN COMPANY PROJECTIONS

     To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in
Section 11, the Company furnished Parent with certain financial projections which Parent and the Offeror believe are not publicly available. Neither Parent nor the Offeror verified the accuracy of such financial projections and neither Parent nor Offeror relied on them in evaluating whether or not to proceed with the Offer.

     In September of 1997, prior to the execution of the Original Merger Agreement, the Company furnished Parent with projections indicating that the Company's total revenues for the years ending December 31, 1998 and 1999 would be $94.2 million and $173.9 million, respectively, and that the Company's EBIT (earnings before interest and taxes) for such years would be $20.0 million and $38.0 million, respectively. In February of 1998, prior to the execution of the Merger Agreement on February 23, 1998, the Company furnished Parent with revised projections indicating that the Company's total revenues for the years ending December 31, 1998 and 1999 would be $76.2 million and $145.9 million, respectively, and that the Company's EBIT for such years would be $18.0 million and $33.1 million, respectively.

     IT IS THE UNDERSTANDING OF PARENT AND THE OFFEROR THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND THE OFFEROR. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE OFFEROR AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE

PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE OFFEROR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     The Company has advised Parent and the Offeror that, as part of the Company's ongoing business strategy, the Company engages from time to time in discussions and negotiations concerning the Company's possible acquisition of businesses or assets to complement its existing business. The Company has advised Parent and the Offeror that five of the Company's 17 assisted living facilities have been acquired since the Company's initial public offering of Common Stock in October 1996. The Company has further advised Parent and the Offeror that it is currently engaged in preliminary discussions concerning the acquisition of a number of assisted living facilities or businesses. However, the Company has informed Parent and the Offeror that there can be no assurance that the Company will consummate any such new acquisition.

AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (suite 1400), Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such information should also be on file at the offices of Nasdaq Operations, l735 K Street, N.W., Washington, D.C. 20006.

     9. CERTAIN INFORMATION CONCERNING THE OFFEROR AND PARENT. The Offeror, a Delaware corporation and wholly owned subsidiary of Parent, was organized by Parent for the purpose of effecting the Merger by merging with and into the Company. Parent is a special purpose acquisition vehicle, whose sole member is LF Strategic Realty Investors II L.P., a Delaware limited partnership (the 'Fund'). Parent was formed for the purpose of consummating the Merger and carrying out the related transactions. Neither the Offeror nor Parent engages in any other business activity except in connection with the Offer and the Merger, and neither the Offeror nor Parent will have any assets or liabilities other than those arising under the Merger Agreement or in connection with the Offer and the Merger. The Fund, a limited partnership comprised of institutional investors, has firm commitments from its partners to provide the Fund with an aggregate capital contribution of $655 million, of which approximately $450 million has been drawn upon and approximately $205 million remains undrawn. The Fund primarily engages in the business of investing in real estate related companies, such as ARV Assisted Living Inc. ('ARV'), The Fortress Group, Inc., The Rubenstein Company, L.P. and American Apartment Communities, Inc.

     LFREI is the general partner of the Fund. LFREI is the general partner of several real estate limited partnerships. LFREI, through the partnerships for which it acts as a general partner, manages approximately $2.5 billion in capital targeting equity and debt investments. Since LFREI began operations in 1991, it has invested on behalf of the partnerships for which it acts as a general partner an aggregate of $1.7 billion in 10 equity transactions and $0.4 billion in 13 mezzanine debt and commercial mortgage-backed securities transactions.

     The managing members of LFREI are Lazard Freres & Co. LLC ('Lazard') and Prometheus Realty Investors, L.L.C. ('Prometheus'). Lazard is an investment bank that provides general investment banking, investment advisory, financial and other advisory services. Prometheus is a special purpose entity formed for the purpose of acting as a managing member of LFREI. In addition, Lazard is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Offeror in connection with the proposed acquisition of the Shares. See Section 17.

     The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and of each executive officer of the Offeror are set forth in Schedule I hereto. The name, business address, present principal occupation or employment, five-year employment history and citizenship of (i) each managing member of Prometheus (one of the two managing members of LFREI) and

(ii) each member of the management committee of Lazard (one of the two managing members of LFREI) are set forth in Schedule II hereto.

     Except with respect to the Stockholder Agreement (see Section 13), neither the Offeror nor, to the best knowledge of the Offeror, any of the persons listed on Schedules I and II hereto or any associate of the Offeror, including Parent, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly and securities of the Company. Neither the Offeror nor Parent, nor to the best knowledge of the Offeror, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the securities of the Company during the past 60 days.

     Except as described in this Offer to Purchase, and except with respect to the Stockholder Agreement and Escrow Agreement (see Section 13), neither the

Offeror nor Parent, nor to the best knowledge of the Offeror, any of the persons listed on Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies. Except as described in this Offer to Purchase, neither the Offeror nor Parent, nor to the best knowledge of the Offeror, any of the persons listed on Schedules I and II hereto, has had since the formation of the Company any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since the formation of the Company, there have been no contracts, negotiations or transactions between the Offeror, Parent or, to the best knowledge of the Offeror, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Parent and the Offeror to purchase Shares validly tendered pursuant to the Offer, consummate the Merger and to pay related fees and expenses is estimated to be approximately $190 million. The Offeror will obtain all of such funds through Parent, which in turn will obtain such funds through the Fund. The Fund will obtain such funds from (i) capital contributions from its partners, which contributions such partners are unconditionally required to make at the Fund's request and (ii) borrowings from one or more sources. As of the date hereof, the Fund is in discussion with several lenders with respect to such borrowings and has not entered into any agreement with any such lenders. It is anticipated that any borrowings will be repaid from funds generated internally by the Surviving Corporation or other sources, which may include the proceeds of debt or equity financing of the Surviving Corporation. No decisions have been made concerning these matters and such decisions will be based on Parent's view of the Surviving Corporation's business and the advisability of particular transactions, as well as on prevailing interest rates and other financial and market conditions. In addition, as of the date hereof, the Fund has not determined what portion of the amount of funds required to purchase Shares validly tendered pursuant to the Offer, consummate the Merger and to pay related fees and expenses will come from borrowings and what portion will come from capital contributions from the Fund's partners.

     The Offer is not subject to a financing condition.

     11. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY. On September 12, 1997, Salomon Brothers Inc ('Salomon Brothers') introduced LFREI to the Company and the parties conducted preliminary discussions regarding a possible transaction. On September 15, 1997, LFREI made a proposal to the Company to acquire 100% of the Common Stock at a price of $16 per share and 100% of the Preferred Stock at a price of $30.82 per share (which represents the number of shares of Common Stock into which the Preferred Stock is convertible, multiplied by $16.00), subject to the execution of a definitive agreement and the completion of customary due diligence. On September 17, 1997, the Company and

LFREI commenced negotiations to discuss the terms and structure of a potential transaction, which negotiations continued over the course of that week. On September 24, 1997, due to certain accounting considerations, LFREI withdrew its all cash offer and offered instead a cash and stock proposal along the lines of a draft of the Original Merger Agreement, under which, among other things, each share of Common Stock would be converted into the right to receive $16.00 in cash (the 'Original Common Stock Consideration') and each share of Preferred Stock would be converted into the right to receive $30.82 in cash (the 'Original Preferred Stock Consideration' and, together with the Original Common Stock Consideration, the 'Original Merger Consideration'), provided that holders of Common Stock would have been required to retain, in the aggregate, an approximately 11% equity interest in the Company (in lieu of cash) after the transaction. During September, LFREI and its legal, accounting and other advisors conducted a detailed due diligence review of the Company on a non-exclusive basis. During this same period, the Company and LFREI, through their respective counsel, exchanged drafts of the Original Merger Agreement and related documents, including draft employment agreements for each of the Kaplans and Raymond DioGuardi, Chief Financial Officer of the Company, and a draft stockholder agreement, pursuant to which the Kaplans would agree to vote their shares of Common Stock in favor of the proposed merger and to grant Parent an option to acquire their shares. With regard to the employment agreements, it was agreed that the terms and conditions would be identical to the Kaplans' existing agreements, with the exception of compensation, which would be lower on an overall basis when compared to the Kaplans' then current overall compensation, and more heavily weighted towards incentives, rather than straight, guaranteed salary. The provisions in the stockholder agreement were standard and customary conditions found in other merger transactions involving companies with significant stockholders and were required by LFREI as a condition to entering into the Original Merger Agreement. LFREI insisted that the Kaplans retain a substantial number of shares in the Company so that their interests would continue to be closely aligned with those of other stockholders, including LFREI.

     On September 30, 1997, a special meeting of the Board of Directors of the Company was called to discuss the proposed Original Merger Agreement and to receive a report from Salomon Brothers concerning the proposed Original Merger. At such meeting, the Board of Directors of the Company unanimously approved the Original Merger Agreement and related documents.

     On September 30, 1997, the parties executed the Original Merger Agreement and related documents and Parent and the Kaplans executed a stockholder agreement. On October 2, 1997, the parties issued a press release announcing the Original Merger.

     Subsequent to the execution of the Original Merger Agreement, the Company, the Offeror and Parent worked together to satisfy the conditions to the consummation of the Original Merger. Toward the end of January, the Company, the Offeror and Parent separately began to be concerned about the possibility that the conditions to the consummation of the Original Merger would not be satisfied prior to March 31, 1998, the date on which either Parent or the Company would have the right to terminate the Original Merger Agreement in accordance with its terms. In particular, the Company was concerned that further delays in consummating the Original Merger Agreement might adversely affect the Company's business, including the Company's ability to effect acquisitions, develop new facilities, obtain financing on competitive terms, retain and attract key employees or otherwise make long-range plans. Parent and the Offeror were concerned that the Company would not be able to satisfy certain conditions to the closing of the Original Merger Agreement as specified therein relating to the Company's delivery to Parent and the Offeror of certain information which would support the projections provided by the Company to the Offeror and Parent prior to the execution of the Original Merger Agreement, which projections, were in part, the basis for the Original Merger Consideration.

     On February 2, 1998, the Offeror and Parent met with the Company to discuss the status of the transaction and express their respective concerns. At the meeting, the parties discussed three possible alternatives. The first alternative was an extension of the termination date specified in the Original Merger Agreement. The second alternative was to make no change to the Original Merger Agreement and to wait until March 31, 1998 to determine whether or not the conditions to the Original Merger were met, and if they were not, the parties would at that time determine whether to amend, extend or terminate the Original Merger Agreement. However, in each case, representatives of the Company expressed the concern that any continued delay in consummating the Original Merger would adversely affect the Company for the reasons described in the preceding paragraph.

     The third alternative discussed was to restructure the transaction as an all-cash tender offer by the Offeror for all of the outstanding capital stock of the Company. All of the participants at the meeting agreed that this alternative would be in the best interest of all parties, since a successful cash tender offer would allow the transaction to be consummated on an expedited basis. However, representatives of the Offeror and Parent indicated that the consideration per share of Common Stock to be offered in an all-cash tender offer would have to be reduced to $14.50 from $16.00 (the value as provided in the Original Merger Agreement). The Offeror and

Parent believed that such reduction was justified as a result of their view that the value of the Company had declined from the time the Original Merger Agreement was negotiated and executed and the need to compensate Parent and the Offeror for the additional cost of structuring the transaction as an all-cash tender offer, which could not be characterized for accounting purposes as a 'recapitalization' transaction. Representatives of the Company indicated at such meeting that an all-cash tender offer would be attractive to the Company only if the Offeror and Parent would agree that the conditions to the consummation of the Offer would not include conditions relating to (i) material adverse changes,
(ii) the accuracy of representations and warranties contained in the Original Merger Agreement, (iii) obtaining various consents and approvals and (iv) the delivery by the Company to the Offeror and Parent of material to support the financial projections provided by the Company to Parent (collectively, the 'Financial Conditions'), which were conditions to the Original Merger. The meeting concluded with the parties agreeing that an all-cash tender offer was the preferred structure for a transaction if the Company, the Offeror and Parent could agree on the terms thereof.


     Subsequent to this meeting, in February the parties continued to attempt to satisfy the conditions in the Original Merger Agreement while, at the same time, the Offeror and Parent commenced a due diligence review of the Company to determine whether they would be agreeable to commence an all-cash tender offer which would not include the Financial Conditions. As a result of this due diligence review, the Offeror and Parent determined that, in light of the Company's current operations, the Company would not be able to provide the Offeror and Parent with supporting material affirming the projections provided by the Company to the Offeror and Parent prior to the execution of the Original Merger Agreement, which was a condition to Parent's and the Offeror's obligation to consummate the Original Merger.

     In mid February, it became apparent to the Company that certain conditions to the Original Merger specified in the Original Merger Agreement were not capable of being met prior to March 31, 1998. In addition, in mid February, the respective legal counsels of Parent, the Offeror and the Company began exchanging and negotiating documents relating to a possible all-cash offer.

     On February 21, 1998, Parent and the Offeror notified the Company that they would agree to restructure the transaction as an all-cash tender offer for all of the capital stock of the Company at $14.50 per share of Common Stock and $27.93 per share of Preferred Stock and to the deletion of the Financial Conditions as conditions to the consummation of the Offer.

     On February 22, 1998, the Board of Directors of the Company reviewed final drafts of the Merger Agreement and related documents. On February 22 and February 23, 1998, the Board of Directors of the Company discussed the Merger Agreement and the Offer. Salomon and J.P. Morgan participated in such meetings and on February 23, 1998, each delivered its opinion to the effect that the consideration to be received by the stockholders of the Company in the Offer and the Merger was fair to such stockholders from a financial point of view. On February 23, 1998, the Board of Directors approved the Merger Agreement and the Offer, the Merger Agreement was executed and delivered by all parties thereto and a press release relating thereto was issued.

     12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY.

PURPOSE

     The purpose of the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and other agreements described in Section 13 is for Parent to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Offeror and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

VOTE REQUIRED TO APPROVE MERGER

     The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and by the holders of a majority of the outstanding shares of Common Stock, which is the only class of the Company's securities entitled to vote. The Board of Directors of the Company has approved the Offer and the Merger;

consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the short form merger procedure described below is not available. If the Offeror acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding shares of Common Stock on a fully diluted basis (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The Company would, however, be required to provide certain notice of the Merger to stockholders, as required by law. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a 'short form' merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror acquires or controls at least 90% of the outstanding Common Stock and at least 90% of the outstanding Preferred Stock, the Offeror could, and intends to, effect the Merger without prior notice to, or any action by, other stockholders of the Company.

PLANS FOR THE COMPANY

     Prometheus Assisted Living LLC, a wholly owned subsidiary of LFREI, owns approximately 47.9% of the outstanding common stock of ARV, and three of the nine members of the Board of Directors of ARV are designees of LFREI. LFREI entered into a stockholder agreement with ARV on July 14, 1997, pursuant to which, among other things, LFREI agreed not to own any equity interest in any public or private company, the principal business of which is the ownership, management, operation and development of assisted living facilities (the 'Non-Compete Covenant'), unless 75% of the members of the board of directors of ARV (other than directors affiliated with or appointed by LFREI) consent to such ownership. By letter dated September 30, 1997, ARV waived the Non-Compete Covenant (and LFREI received the required approval of the Board of Directors of ARV) further for the express purpose of permitting LFREI to consummate the Original Merger.

     In an amendment to a letter agreement, dated October 29, 1997 among the Company, ARV and LFREI (the 'Letter Agreement'), and to induce ARV to consent to LFREI entering into the Original Merger Agreement through its affiliates, the parties agreed that ARV will have the first right to negotiate management, lease and/or purchase arrangements on any developments or acquisitions by the Company, that LFREI will seek in good faith to negotiate with ARV leasing or management agreements for all existing or planned facilities of the Company (including those facilities in the Company's pipeline on the date of the consummation of the Merger) and that LFREI will not enter into, or permit the Company or any of its affiliates to enter into, leasing or management arrangements with respect to the Company's existing facilities, subject to certain exceptions, other than with ARV or controlled affiliates of the Company. Under the terms of the Letter Agreement, LFREI granted to ARV (or its shareholders, as will be determined by ARV subject to certain tax and accounting considerations) the right to acquire from LFREI Shares representing up to 19.9% of the stock of the Company to be acquired by LFREI at the pro rata amount of LFREI's all-in cost (defined as

LFREI's total equity investment in the Company on the date of the consummation of the Merger, including reasonable capital carrying costs relating to the Merger) for a period of 30 days after the Effective Time (or, if ARV elects to have its shareholders exercise this option, 30 days after a registration statement with respect to the option is declared effective). Finally, the Letter Agreement contemplates that LFREI would explore a joint venture between the Company and ARV, pursuant to which the Company and ARV would jointly own a management company while development personnel and activities would in all likelihood remain at the Company and operating personnel and home health care would in all likelihood remain at ARV.

     Except as set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company as the corporation surviving the Merger substantially as they are currently being conducted. The directors of the Offeror and Glenn Kaplan and Evan A. Kaplan will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. Parent will conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and will take such actions or effect such changes as it deems desirable.

     Except as otherwise described in this Offer to Purchase, the Offeror and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

DISSENTERS' RIGHTS

     Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Common Stock Offer Price, or the Preferred Stock Offer Price, as the case may be, the market value of the Dissenting Shares, including asset values and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Common Stock Offer Price or the Preferred Stock Offer Price, as the case may be.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration (as hereinafter defined) in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

     A stockholder seeking to exercise dissenters' rights under Section 262 of the DGCL may not tender his Shares in the Offer and will be further advised by the Company as to the steps necessary to exercise such rights. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

     The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain 'going private' transactions. The Offeror does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     13. THE MERGER AGREEMENT AND RELATED AGREEMENTS. The following is a summary of certain provisions of the Merger Agreement, the Stockholder Agreement and certain other agreements, copies of which are filed as exhibits to the
Schedule 14D-1 filed by Parent and the Offeror with respect to the Offer and referred to in Section 18. This summary is not intended to be a complete description of these agreements and is qualified in its entirety by reference to the complete text of these agreements. LFREI unconditionally guaranteed the obligations of Parent and the Offeror under the Merger Agreement.

THE MERGER AGREEMENT

     THE OFFER

     The Offeror commenced the Offer in accordance with the terms of the Merger Agreement.

     THE MERGER

     The Merger Agreement provides that upon the terms and subject to the conditions therein, and in accordance with the DGCL, at the Effective Time the Offeror will be merged with and into the Company and the separate corporate existence of the Offeror will cease and the Company will continue as the Surviving Corporation. The Certificate of Incorporation and By-laws of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-laws of the Surviving Corporation. The directors of the Offeror immediately prior to the Effective Time and Glenn Kaplan and Evan A. Kaplan will be the directors of the

Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time.

     CONVERSION OF SECURITIES

     At the Effective Time, (1) each share of Common Stock issued and outstanding immediately prior thereto will be converted into the right to receive the Common Stock Merger Consideration, without interest and (2) each share of Preferred Stock issued and outstanding immediately prior thereto will be converted into the right to receive the Preferred Stock Merger Consideration, without interest (except in each such case for Shares held by the Company as treasury shares, Shares owned by Parent or any of its subsidiaries, including the Offeror, all of which will be canceled and no consideration will be delivered in exchange therefor, and Dissenting Shares). All options (individually, an 'Option' and, collectively, the 'Options') outstanding immediately prior to the Effective Time under any Company stock option plan, whether or not then exercisable, will be canceled and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Option, without interest.

     DISSENTING SHARES

     The Merger Agreement provides that, if required by the DGCL, Dissenting Shares will not be exchangeable for the right to receive the Merger Consideration and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of their Dissenting Shares in accordance with the DGCL unless such holders fail to perfect or withdraw or lose their right to appraisal and payment under the DGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive, without interest, the Merger Consideration.

     MERGER WITHOUT MEETING OF STOCKHOLDERS

     If the Offeror, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding shares of the Common Stock and at least 90% of the outstanding shares of the Preferred Stock, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

     REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the Company and its subsidiaries relating to: (a) organization, standing and power; (b) capital structure; (c) subsidiaries; (d) authority and non-contravention; (e) documents filed by the Company with the Commission; (f) absence of certain events; (g) litigation; (h) compliance with law; (i) employee plans; (j) employment relations and agreements; (k) contracts; (l) environmental laws and regulations; (m) property and leases; (n) patents, trademarks and copyrights; (o) insurance; (p) takeover statutes; (q) taxes; (r) absence of change of control; (s) brokers; and (t) disclosures.

     The Merger Agreement also contains customary representations and warranties of Parent relating to: (a) organization, standing and power; (b) authority and non-contravention; (c) financing; and (d) brokers. In addition, the Merger Agreement contains representations and warranties of the Offeror relating to:
(a) organization and standing; and (b) authority and non-contravention.

     CONDUCT OF BUSINESS

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, the Company will, and will cause each of its subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, the Merger Agreement provides that the Company will not, and will cause each of its subsidiaries not to, without the prior written consent of Parent: (a) other than in connection with (i) the conversion of Preferred Stock into Common Stock in accordance with its terms, (ii) the exercise of options outstanding prior to the date hereof in accordance with their terms and (iii) the payment of dividends on the Preferred Stock in accordance with its terms, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than as specified in clauses (i) and (ii) of paragraph (a) above); (c) amend its Certificate of Incorporation or By-Laws; (d) acquire or agree to acquire by merging or consolidating with, or purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have an excess of 1% of the Company's assets; (f) amend or otherwise modify, or terminate, any material contract, or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its subsidiaries; (g) incur any additional indebtedness

(including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other person; (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership; (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; (l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement with a cost of $250,000 or more; (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; (n) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit; (o) waive, amend or allow to lapse any term or condition of any confidentiality, 'standstill,' consulting, advisory or employment agreement to which the Company is a party; (p) approve any annual operating budgets for the Company and its subsidiaries; (q) change the Company's dividend policy; (r) enter into any transaction with affiliates; (s) enter into any business other than the ownership, management, operation and development of assisted living facilities and business related thereto; (t) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case,

(iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors; (u) purchase or lease or enter into a binding agreement to purchase or lease any real property; (v) enter into any employment agreement with any officer or employee; (w) enter into any development agreement, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost to the Company in excess of 1% of the Company's assets; or (x) take, or agree in writing or otherwise to take, any of the foregoing actions.

     The Merger Agreement also provides that, prior to the Effective Time, as requested by Parent, (i) the Company will confer on a regular basis with one or more representatives of Parent with respect to material operational matters;
(ii) the Company will, within 30 days following each fiscal month, deliver to Parent financial statements, including an income statement and balance sheet for such month; and (iii) upon the knowledge of the Company or any of its subsidiaries of any Material Adverse Change (as defined in the Merger Agreement) to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained therein, the Company will promptly notify Parent thereof.

     ALTERNATIVE PROPOSAL

     Pursuant to the Merger Agreement, the Company agrees (a) that neither it nor any of its subsidiaries will, nor will its or any of its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an 'Alternative Proposal'), or except as may be required in the exercise of the fiduciary duties of the Company's directors to the Company or its stockholders after receiving advice from outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations described in this paragraph; provided, however, that the Company or its Board of Directors may take and disclose to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or may make such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law. The Merger Agreement provides that the Company will immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiry, discussion, negotiation, or proposal relating to an Alternative Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Parent within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, the Merger Agreement provides that the Company will immediately advise Parent, in writing, if the Board of Directors of the Company makes any determination as to any Alternative Proposal.

     COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT

     The Merger Agreement provides that if approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company will, if appropriate, call a meeting of its stockholders (the 'Stockholder Meeting') for the purpose of voting upon the Merger and will use its reasonable best efforts to obtain stockholders' approval of the Merger. The Merger Agreement provides that the Stockholder Meeting will be held as soon as practicable following the purchase of Shares pursuant to the Offer and the Company will, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with the Company's outside counsel, recommend to its stockholders the approval of the Merger and not rescind its declaration that the Merger is advisable. The record date for the Stockholder Meeting will be a date subsequent to the date Parent or the Offeror becomes a record holder of Shares purchased pursuant to the Offer. The Merger Agreement also provides that if required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement or, if applicable, an information statement with the Commission with respect to the Stockholder Meeting and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause such proxy statement or information statement to be cleared by the Commission. As promptly as practicable after the proxy statement or, if applicable, the information statement has been cleared by the Commission, the Company will mail the proxy statement or, if applicable the information statement to the stockholders of the Company.

     The Merger Agreement provides that the Company will use its reasonable best efforts to obtain any necessary approvals by its stockholders of the Merger, the Merger Agreement and the transactions contemplated thereby and that Parent will cause all Shares purchased pursuant to the Offer and all other Shares owned by the Offeror or any other subsidiary of Parent to be voted in favor of the approval of the Merger.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that Parent will cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of each person who is now or has at any time prior to the date of the Merger Agreement been entitled to the benefit of the indemnification provisions set forth in the Company's Certificate of Incorporation and By-laws (the 'Indemnified Parties'), to the fullest extent now or hereafter permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. Pursuant to the Merger Agreement, the Surviving Corporation will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity obligations provided for in this paragraph. The Merger Agreement provides that the rights of each Indemnified Party thereunder will be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, under the DGCL or otherwise. Further, the Merger Agreement provides that for the period from the time the Offeror first purchases Shares pursuant to the Offer through the Effective Time, Parent will not permit the Company to amend the provisions in its Certificate of Incorporation or By-laws providing for exculpation of directors' and officers' liability and indemnification of the Indemnified Parties.

     Under the Merger Agreement, the Surviving Corporation will maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, however, that the Surviving Corporation will not be required to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its coverage (the 'Cap'); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap.

BOARD REPRESENTATION; DIRECTORS

     Pursuant to the Merger Agreement, promptly upon the purchase of shares of Common Stock pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of shares of Common Stock purchased by Parent bears to the number of shares of Common Stock outstanding, and the Company will, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and will cause Parent's designees to be so elected. The Merger Agreement provides that the Company will take, at its expense, all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this paragraph and will include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this paragraph. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.


     FEES AND EXPENSES

     The Merger Agreement provides that whether or not the Merger, the Offer or the other transactions contemplated by the Merger Agreement are consummated, except as described below under 'Effect of Termination and Abandonment,' all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if approval of the Merger by the holders of the Common Stock is required by applicable law, the Merger will have been approved by the requisite vote of such holders; and (b) no preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger will have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     TERMINATION BY MUTUAL CONSENT

     The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after any approval by the stockholders of the Company, by the mutual consent of Parent and the Company prior to the purchase of the Shares pursuant to the Offer.

     TERMINATION BY EITHER PARENT OR THE COMPANY

     The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company or by Parent if: (a) the Merger has not have been consummated by December 31, 1998; provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available (i) to Parent, if the Offeror or any affiliate of the Offeror acquires Shares pursuant to the Offer, or (ii) to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (b) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company have failed to give any approval required by applicable law; or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause has used all commercially reasonable efforts to remove such injunction, order or decree; or (d) as the result of the failure of any of the conditions set forth in Section 15 or otherwise, the Offer has terminated or expired in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (d) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition; or (e) Parent has reasonably determined that any Offer condition (other than the Minimum Condition) is not capable of being satisfied at any time in the future and the Offeror has not purchased Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (e) will not be available to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, such Offer condition being incapable of satisfaction.

     TERMINATION BY PARENT

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if the Board of Directors of the Company has failed to recommend, or has withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or has resolved to do any of the foregoing, or has recommended an Alternative Proposal to the Company's stockholders.

     TERMINATION BY THE COMPANY

     The Merger Agreement may be terminated and the Merger abandoned by the Company at any time prior to the approval of the Merger by the stockholders of the Company, if there is an Alternative Proposal which the Board of Directors of the Company in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Merger, and the Board of Directors of the Company determines, after consultation with counsel, that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors of the Company with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available (i) if the Company has breached in any material respect its obligations under the Merger Agreement or (ii) if the Alternative Proposal is subject to a financing condition, unless the Board of Directors of the Company is of the opinion, after receiving a written opinion from a nationally recognized investment banking firm, that the Alternative Proposal can be financed. The Company will provide Parent with two days' written notice of its intention to so terminate the Merger Agreement.

     EFFECT OF TERMINATION AND ABANDONMENT

     (a) If (w) the Merger Agreement is terminated by either party pursuant to clause (b) under the paragraph above, 'Termination by Either Parent or the Company,' (x) the Board of Directors of the Company withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Offer or the Merger or recommends an Alternative Proposal to the Company's stockholders and Parent terminates the Merger Agreement pursuant to the paragraph above, 'Termination by Parent,' (y) the Merger Agreement is terminated by the Company pursuant to the paragraph above, 'Termination by the Company,' or (z) any person makes an Alternative Proposal at $14.50 per share of Common Stock or more for 75% or more of the Common Stock and thereafter the Merger Agreement is terminated for any reason other than those set forth in clause (w), (x) or (y)

above and within six months thereafter the Company enters into an agreement with respect to an Alternative Proposal at $14.50 per share of Common Stock or more for 75% or more of the Common Stock, then the Merger Agreement provides that the Company will pay Parent $6,000,000 (a 'Termination Fee'). The Merger Agreement further provides that if the Merger Agreement is terminated as a result of the failure of the conditions specified in Exhibit A thereto (See Section 15), then the Company will promptly reimburse Parent for all out-of-pocket costs and expenses incurred by Parent in connection with the Offer, the Merger Agreement and the transactions contemplated thereby, including costs and expenses of accountants, attorneys and financial advisors in an amount not to exceed $1,000,000.

THE STOCKHOLDER AGREEMENT

     Pursuant to the Stockholder Agreement, the Kaplans, who beneficially own in the aggregate approximately 54% of the outstanding shares of Common Stock, have agreed to tender and sell to Parent pursuant to the Offer all the Common Stock held by them and not to withdraw any shares of Common Stock tendered in the Offer.

     Each of the Kaplans has further agreed to: (1) vote all of the shares of Common Stock beneficially owned by him in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (2) vote the shares of Common Stock beneficially owned by him against any action or agreement involving a sale of such shares, merger or sale of substantially all of the assets of the Company that would result in a breach in any material respect of any obligation of the Company under the Merger Agreement; and (3) vote the shares of Common Stock beneficially owned by him against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Merger. If any of the Kaplans fails to comply with the foregoing, as determined by Parent in its sole discretion, such failure will result in the automatic, irrevocable appointment of Parent as the attorney and proxy of such Kaplan, with full power of substitution, to vote, and otherwise act with respect to, all shares of Common Stock that such Kaplan is entitled to vote on any of the foregoing matters.

     The Kaplans also have granted to Parent an irrevocable option (the 'Stock Option') to purchase for $14.50 per share (i) all, but not less than all, of the shares of Common Stock beneficially owned by the Kaplans and (ii) any additional shares of Common Stock acquired by the Kaplans during the term of the Stockholder Agreement. The Stockholder Agreement sets no limitation on the number of shares of Common Stock the Kaplans can own. The Stock Option may be exercised by Parent at any time prior to the termination of the Stockholder Agreement and prior to the earliest to occur of (i) the first anniversary of the date of the Stockholder Agreement, (ii) if the Merger Agreement is terminated, or Parent provides written or oral notice to the Company that it elects not to consummate the Offer or close the transactions contemplated by the Merger Agreement, as a result of the failure of any of the conditions specified in Exhibit A to the Merger Agreement, and at the time of such termination or notice there does not exist any Alternative Proposal at $14.50 or more per share of Common Stock for 75% or more of the outstanding Common Stock of the Company, the termination of the Merger Agreement and (iii) if the Merger Agreement is

terminated, or Parent provides written or oral notice to the Company that it elects not to consummate the Offer or close the transactions contemplated by the Merger Agreement, as a result of the failure of any of the conditions specified in Exhibit A to the Merger Agreement, and at the time of such termination or notice there exists any Alternative Proposal at $14.50 or more per share of Common Stock for 75% or more of the outstanding Common Stock of the Company, the date six months after the date of the termination of the Merger Agreement; provided, however, that if a tender offer is commenced by any party or entity other than Parent and its affiliates with respect to the Common Stock, then, notwithstanding any provision of the Stockholder Agreement, the Kaplans may tender all or any of their shares of Common Stock into such tender offer on or before the time 48 hours before the expiration of such offer.

     Each of the Kaplans has also made certain covenants with respect to the disposition or encumbrance of the shares of Common Stock beneficially owned by him, the acquisition of additional Shares and the solicitation of transactions relating to the shares of Common Stock beneficially owned by him. Each of the Kaplans has further agreed that, in the event of any change in the capitalization of the Company, he will adjust the number and kind of shares of Common Stock beneficially owned by him and the consideration payable in respect of such shares so as to restore to Parent its rights and privileges under the Stockholder Agreement.

THE EMPLOYMENT AGREEMENTS

     In connection with the execution of the Merger Agreement, the Company has entered into an amended and restated employment agreement with each of the following employees: (1) Glenn Kaplan as Chief Executive Officer; (2) Evan A. Kaplan as Chief Operating Officer; (3) Wayne L. Kaplan as Senior Executive Vice President, Secretary or General Counsel; and (4) Raymond DioGuardi as Chief Financial Officer. Base compensation under the employment agreements will be not less than $250,000 per year for Glenn Kaplan, not less than $225,000 per year for Evan A. Kaplan, not less than $200,000 per year for Wayne L. Kaplan, and not less than $175,000 per year for Mr. DioGuardi. In addition, each of the employees will be entitled to receive a target bonus, based upon the Company's achievement of certain operating and/or financial goals, equal to a specified percentage of each employee's then current annual base salary (up to 75% in the case of Glenn Kaplan and Wayne L. Kaplan, up to 100% in the case of Evan A. Kaplan, and up to 50% in the case of Mr. DioGuardi). With respect to each of Glenn Kaplan, Evan A. Kaplan and Wayne L. Kaplan, any bonus payable in respect of the fiscal year beginning January 1, 1998 shall be payable, with interest at an annual rate equal to 4%, within five days following the end of fiscal year 1999; provided, however, that no bonus shall be payable for such fiscal year in the event the employee's employment with the Company shall have been terminated by the Company for 'Cause' (as defined in such employee's employment agreement) or voluntarily by the employee without 'Good Reason' (as defined in such employee's employment agreement) on or prior to December 31, 1999. The Board of Directors may increase an employee's bonus for any fiscal year to an amount greater than the percentages specified above; provided, however, that the Company has attained no less than 95% of the applicable operating or financial goals for such fiscal year. Each of the employees shall be eligible to participate in all benefit plans and receive all fringe benefits available to similarly situated employees which, in the aggregate, shall be no less favorable than those provided to any other employee of the Company determined as of the date of the employment agreements.

     The term of each employment agreement is for two years commencing at the Effective Time, which term will be automatically renewed for successive one-year terms unless either party gives written notice no less than six months prior to the then applicable term that the term will not be so extended. The Company may terminate the employees at any time and for any reason, but the employees may resign only for Good Reason. If an employee's employment with the Company is terminated: (i) by the Company other than for Cause, death or disability; or (ii) voluntarily by the employee with Good Reason, the employment agreement provides that the Company will continue to pay such employee an amount equal to his then current annual base salary for the remainder of the then applicable employment term, and the Company will continue such employee's then current medical coverage for a period of two years following the termination of the employee's employment.

     Pursuant to non-competition covenants contained in the employment agreements, each of the employees has agreed that he will not, during the term of his employment and for a period of three years after the date of his termination (five years if he is terminated for Cause), directly or indirectly own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the positions of stockholder, director, officer, consultant, independent contractor, employee, partner or investor, with any person or entity engaged in the business of providing assisted living, independent living, skilled nursing facilities or continuing care retirement centers (containing assisted living, independent living and skilled nursing facilities in one campus) (each 'a Competitive Business') within a 25-mile radius of any such business operated or in the pipeline to be operated (to the extent the employee has knowledge thereof after due inquiry) by the Company, LFREI or any affiliate of LFREI (each a 'Competing Enterprise'); provided, however, that, if Mr. DioGuardi's employment with the Company shall be terminated by his giving notice of his intention not to extend his employment past the second anniversary of the effective date of his employment agreement (the 'Initial Term'), he shall not be precluded from accepting the position of chief financial officer with any Competing Enterprise, and provided, further, that, in the event that Mr. DioGuardi's employment is terminated by the Company giving notice of its intention not to extend his employment beyond the Initial Term (a 'Limited DioGuardi Termination'), Mr. DioGuardi shall have no restriction on his employment after the Initial Term.

     In addition, during the term of his employment and for a period of two years thereafter, each of the employees has agreed not to interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the employee's term of employment was an employee or customer of the Company or otherwise had a material business relationship with the Company. With respect to each of Glenn Kaplan, Evan A. Kaplan and Wayne
L. Kaplan, the foregoing shall not apply with respect to Mr. DioGuardi if (i) Mr. DioGuardi's employment shall have terminated pursuant to a Limited DioGuardi Termination; and (ii) Mr. DioGuardi shall not be employed in any Competitive Business.


THE ESCROW AGREEMENT

     Pursuant to an Escrow Agreement, dated as of February 23, 1998, among the Kaplans, the Company, the Offeror and Parent and a letter agreement among the same parties dated as of the same date (collectively, the 'Escrow Agreement'), the Kaplans have agreed that $6,000,000 of the proceeds from the shares tendered by them in the Offer or sold by the Kaplans to Parent pursuant to the Stockholder Agreement will be placed in escrow. The escrowed funds will be delivered to the Company if the Kaplans or any of the Kaplans licensed to operate certain of the Company's facilities loses any such operating certificate or if the Kaplans cause any such facility to be without a licensed operator as a result of the breach by the Kaplans of their obligations under certain agreements between the Kaplans and the Company (a 'License Loss Breach') to the extent that such License Loss Breach damages the Company. The escrowed funds will be delivered to the Kaplans upon (i) the retention by the Kaplans of such operating certificates for a given period of time, (ii) the issuance of such operating certificates for all such facilities to a Replacement Operator (as defined in the Escrow Agreement) or (iii) the satisfaction of certain other conditions.

HOME HEALTH AGENCY LETTER AGREEMENT

     Pursuant to a letter agreement among the Company, the Kaplans, the Offeror and Parent, dated February 23, 1998, the Kaplans have agreed, for no monetary consideration, to use their reasonable best efforts to arrange and obtain regulatory approval for the transfer of responsibility for the operation of the Kapson Licensed Home Care Services Agency ('KLHCSA'), which is currently owned and operated by The Kapson Group, a partnership comprised of the Kaplans, to the Company promptly after the consummation of the Offer or the Merger. The Kaplans have also agreed to cause KLHCSA to maintain its existing business arrangements with the Company and its subsidiaries until the ownership of KLHCSA is transferred to the Company, which the parties acknowledge may take a considerable period of time due to the need for regulatory review of the transfer application by the New York Department of Health.

     14. DIVIDENDS AND DISTRIBUTIONS. As noted in Section 6, the Company has not paid cash dividends on the Common Stock and pays dividends on the Preferred Stock at an annual rate of $2.00 per share, as and when declared by the Board of Directors of the Company. The Certificate of Designation for the Preferred Stock provides for the payment of a quarterly dividend of $.50 per share on March 31, 1998 and the setting of a record date not later than 10 days prior to the payable date. Such dividends will be paid by the Company to holders of the Preferred Stock on the record date for the March 31, 1998 dividend regardless of whether such holders tender their Preferred Stock in the Offer. The Merger Agreement provides that the Company will not, among other things, prior to the Effective Time (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than dividends on the Preferred Stock in accordance with its current terms),
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of the Company or capital stock of any of its subsidiaries or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Offeror will not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the sum of all outstanding shares of Common Stock on a fully diluted basis including shares issuable upon (i) the exercise of options (other than options the holders of which have executed agreements which provide that, so long as the Merger Agreement is in effect, such holders will not exercise such options prior to the Effective Time, which agreements are in full force and effect at the time of the expiration of the Offer), warrants or other rights to acquire Shares (whether or not currently exercisable or vested) having an exercise price equal to or less than the Common Stock Offer Price and (ii) the conversion of outstanding shares of Preferred Stock (it being understood and agreed that for purposes of satisfying the Minimum Condition, each share of Preferred Stock tendered in the Offer will be deemed to account for 1.92604 shares of Common Stock). Furthermore, notwithstanding any other term of the Offer, the Offeror will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after February 23, 1998 and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or have occurred and remain in effect:

          (a) there has been instituted, pending or threatened any action or proceeding by any governmental, regulatory or administrative agency or authority, which (i) seeks to challenge the acquisition by Parent of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal,
     (iii) seeks to impose limitations on the ability of Parent (or any of its affiliates) effectively to acquire or hold, or to require Parent or the Company or any of their respective affiliates to dispose of or hold separate, any portion of the assets or the business of Parent and its affiliates taken as a whole or the Company, or (iv) seeks to impose material limitations on the ability of Parent (or any of its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

          (b) there has been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction that could reasonably be expected to, in the judgment of Parent, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or


          (c) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

          (d) the Company and Parent have reached an agreement or understanding that the Offer or the Merger Agreement be terminated or the Merger Agreement has been terminated in accordance with its terms; or

          (e) the Company's Board of Directors has modified or amended its recommendation of the Offer in any manner adverse to Parent or has withdrawn its recommendation of the Offer, or has recommended acceptance of any Acquisition Proposal or has resolved to do any of the foregoing, or has failed to reject any Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof; or

          (f) (i) any corporation, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act) ('person'), other than Parent, one or more of its affiliates or any beneficial owner of Shares on the date hereof, has acquired beneficial ownership of 30% or more of the outstanding shares of Common Stock, or has been granted any options or rights, conditional or otherwise, to acquire a total of 30% or more of the outstanding shares of Common Stock; (ii) any new group has been formed which beneficially owns 30% or more of the outstanding shares of Common Stock; (iii) any person (other than Parent, one or more of its affiliates or any beneficial owner of Shares on the date hereof) has entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or (iv) any person (other than Parent, one or more of its affiliates or any beneficial owner of Shares on the date hereof) has offered to tender or exchange for 30% or more of the outstanding shares of Common Stock, or offered to merge, consolidate or effect some other business combination with or involving the Company.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition (unless the failure to satisfy any such condition has been caused by or resulted from the failure by Parent to fulfill any of its obligations under the Merger Agreement), and any such condition may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment will forthwith be returned by the Paying Agent to the tendering stockholders.


     16. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, including under the caption 'State Approvals' below, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Offeror is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Offeror's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by the Offeror pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under 'State Takeover Laws.' Should any such approval or other action be required, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, the Offeror's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Offeror's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See 'Introduction' and Section 15 for a description thereof.

STATE TAKEOVER LAWS

     A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Offeror believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, and in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v.

McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Offeror has not attempted to comply with any state takeover statutes in connection with the Offer. The Offeror reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered.

STATE APPROVALS

     Connecticut and New Jersey are states in which the Company has existing facilities or facilities in development where regulations clearly require prior approval of the transfer of ownership that will be effectuated pursuant to the Merger Agreement. In California, where the Company is a manager co-licensee with the owner of the two California facilities, the Company has been advised by the California district offices responsible for the facilities managed by the Company that prior approval of the transfer of ownership of the manager is not required. The Company has been advised by Pennsylvania regulators that the transfer of stock of a corporation does not constitute the type of change of ownership that would require any regulatory approval or change in the operating licenses for the two Pennsylvania facilities. Because of New York law and regulations, the Kaplans individually currently are, and subsequent to any consummation of the Offer or the Merger will continue to be, the operators of most of the Company's assisted living facilities located in New York until such time as a successor entity controlled by one of the Kaplans and an individual associated with LFREI is approved as a replacement operator in accordance with applicable law.

     The Company has given timely notice of the transfer of ownership pursuant to the Original Merger Agreement (within 90 days of the proposed change of ownership) and has received approval from the Connecticut Department of Public Health ('DPH') licensing division to transfer the beneficial ownership of the Company's Connecticut Assisted Living Services Agency. LFREI will inform DPH as to the reduction of the Kaplans' ownership interest pursuant to the Merger Agreement when such notice is provided.

     The Company has been advised by the New Jersey Department of Health and Senior Services ('DHSS') based on the transfer of ownership pursuant to the Original Merger Agreement that the Company will have to obtain prior approval for new licenses involving at least two of the Company's four New Jersey facilities and new certificates of needs ('CON') for one and perhaps two other facilities under an expedited CON process. Of the two latter facilities, one is in development and will not be completed before the transfer of ownership pursuant to the Merger Agreement. The other facility is licensed by the New Jersey Department of Community Affairs ('DCA') as a Class C Boarding House. The Company is seeking to establish a recently completed 50-bed extension to the Class C Boarding House as a comprehensive personal care home, which requires licensure by DHSS. Licensure of the 50-bed extension as a comprehensive personal care home may or may not be obtained from DHSS before the transfer of ownership pursuant to the Merger Agreement is effectuated. Prior approval of the transfer of ownership pursuant to the Merger Agreement is not required by DCA for the Class C Boarding House but would be required by DHSS if the 50-bed extension is licensed prior to the transfer of ownership pursuant to the Merger Agreement.

     LFREI submitted the requisite transfer of license and CON applications on December 31, 1997 in order to qualify for the next CON review cycle that began on January 2, 1998. DHSS is entitled by regulation to have 90 days to review expedited CON applications, and approval of transfer of license applications generally take up to 45 days. The Company believes that DHSS may review all of the CON and license applications concurrently and within a shorter period of time. In February 1998, one of the CON applications was amended to substitute Parent as applicant in lieu of a subsidiary of the Company and LFREI will inform DHSS about the ownership structure under the Merger Agreement. If it is necessary to obtain any other CONs, the relevant applications will also be amended. DHSS recently granted approval to transfer the licenses of the two facilities referred to above but as that approval was based specifically on the ownership structure under the Original Merger Agreement, LFREI will be seeking to extend the approvals already received to include the ownership structure under the Merger Agreement. There can be no assurances that the CONs will be approved in less than 90 days after January 2, 1998, that extension of the two license approvals already received to include the ownership structure under the Merger Agreement will be granted before the transfer of ownership occurs, that approval for the third license will be granted prior to the transfer of ownership if such approval becomes necessary, or that the February 1998 amendment will not delay the approval beyond the period otherwise expected.

     17. FEES AND EXPENSES. Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Lazard is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Offeror in connection with the proposed acquisition of the Shares. In connection with such services, Lazard will be paid $2 million at the Effective Time. In addition, the Offeror has agreed to reimburse Lazard for all its expenses incurred in connection with the Offer, including the reasonable fees of its counsel, and to indemnify Lazard against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Offeror has retained MacKenzie Partners, Inc., as Information Agent, and IBJ Schroder Bank & Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer.

     18. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

     The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

March 2, 1998                                       PROMETHEUS ACQUISITION CORP.

                                                                      SCHEDULE I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                     AND EXECUTIVE OFFICERS OF THE OFFEROR

1. DIRECTORS AND THE EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each director and executive officer of the Offeror. All persons listed below are citizens of the United States of America, and each such person's business address is 30 Rockefeller Plaza, New York, New York 10020.

                                                                            PRESENT PRINCIPAL OCCUPATION
                                                                            OR EMPLOYMENT;
NAME                                  OFFICE HELD IN OFFEROR                FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ------------------------------------  ------------------------------------

Robert P. Freeman...................  President                             Mr. Freeman has been a General
                                                                              Member of Lazard Freres & Co. LLC
                                                                              since January 1998 and a Principal
                                                                              of Lazard Freres Real Estate
                                                                              Investors, L.L.C. ('LFREI') since
                                                                              January 1993. Mr. Freeman is
                                                                              currently a director of American
                                                                              Apartment Communities, Inc.,
                                                                              Atlantic American Properties
                                                                              Trust, Commonwealth Atlantic
                                                                              Properties, ARV Assisted Living
                                                                              Inc. ('ARV') and The Rubenstein
                                                                              Company, L.P. ('TRC').

Murry N. Gunty......................  Vice President                        Mr. Gunty is a Principal of LFREI,
                                                                              which he joined in 1995. From 1995
                                                                              to 1996, Mr. Gunty was a Vice
                                                                              President of LFREI. From 1993 to
                                                                              1995, he was associated with J.E.
                                                                              Robert Company, a real estate
                                                                              investment company. He is
                                                                              currently a director of Atlantic
                                                                              American Properties Trust, ARV and
                                                                              TRC.

                                                                     SCHEDULE II

              CERTAIN INFORMATION CONCERNING MEMBERS OF PROMETHEUS
                         AND MANAGING MEMBERS OF LAZARD

     Set forth below is the name, age, present principal occupation or employment and five-year employment history of (I) each managing member of Prometheus Realty Investors, LLC ('Prometheus') (one of the two managing members of Lazard Freres Real Estate Investors, L.L.C. ('LFREI')) and (II) each member of the Management Committee of Lazard Freres & Co. LLC ('Lazard') (one of the two managing members of LFREI). Except for Michel David-Weill, who is a citizen of France, all persons listed below are citizens of the United States of America, and each such person's business address is 30 Rockefeller Plaza, New York, New York 10020.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                        AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------
I. PROMETHEUS REALTY INVESTORS, LLC

Arthur P. Solomon                      Mr. Solomon has been a General Member of Lazard since May 1995 and Senior
                                         Principal of LFREI since January 1993. Mr. Solomon was a General Partner of Lazard Freres & Co., the predecessor to Lazard ('Lazard Freres'), until April 1995.

Anthony P. Meyer                       Mr. Meyer has been a General Member of Lazard since January 1998 and a
                                         Principal of LFREI since January 1994. From February 1993 until December
                                         1993, he was employed as a consultant.

Robert P. Freeman                      Mr. Freeman has been a General Member of Lazard since January 1998 and a
                                         Principal of LFREI since January 1993.

II. LAZARD FRERES & CO. LLC

Michel David-Weill                     Mr. David-Weill has been Chairman and Chief Executive Officer of Lazard since May 1995. Mr. David-Weill was a General Partner of Lazard Freres
                                         until April 1995. Mr. David-Weill is a General Partner of Lazard Freres
                                         & Cie. in Paris. Mr. David-Weill has been the Deputy Chairman of Lazard
                                         Brothers & Co., Limited in London since January 1997.

Steven Rattner                         Mr. Rattner has been the Deputy Chief Executive Officer of Lazard since
                                         May 1997 and a General Member of Lazard since May 1995. Mr. Rattner was a General Partner of Lazard Freres until April 1995.

Norman Eig                             Mr. Eig has been a Vice Chairman of Lazard since May 1997 and a General
                                         Member of Lazard since May 1995. Mr. Eig was a General Partner of Lazard
                                         Freres until April 1995.

Steven J. Golub                        Mr. Golub has been the Chief Financial Officer of Lazard since May 1997 and a General Member of Lazard since May 1995. Mr. Golub was a General
                                         Partner of Lazard Freres until April 1995.

Herbert W. Gullquist                   Mr. Gullquist has been a Vice Chairman of Lazard since May 1997 and a
                                         General Member of Lazard since May 1995. Mr. Gullquist was a General
                                         Partner of Lazard Freres until April 1995.

Melvin L. Heineman                     Mr. Heineman has been the Chief Administrative Officer and a General

                                         Member of Lazard since May 1995. Mr. Heineman was a General Partner of
                                         Lazard Freres until April 1995.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                        AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------
Damon Mezzacappa                       Mr. Mezzacappa has been a Vice Chairman of Lazard since May 1997 and a
                                         General Member of Lazard since May 1995. Mr. Mezzacappa was a General
                                         Partner of Lazard Freres until April 1995.

Gerald Rosenfeld                       Mr. Rosenfeld has been the head of Investment Banking of Lazard since
                                         November 1997 and a General Member of Lazard since May 1995. Mr.
                                         Rosenfeld was a General Partner of Lazard Freres until April 1995.

Kendrick R. Wilson, III                Mr. Wilson has been a Vice Chairman of Lazard since May 1997 and a General
                                         Member of Lazard since May 1995. Mr. Wilson was a General Partner of
                                         Lazard Freres until April 1995.

     Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

           By Mail:                                 By Facsimile                      By Hand or Overnight Delivery:
         P.O. Box 84                 (for eligible financial institutions only):             One State Street
    Bowling Green Station                          (212) 858-2611                        New York, New York 10004
New York, New York 10274-0084                                                           Attn: Securities Processing
     Attn: Reorganization                                                                 Window, Sub-cellar One
          Department
                                           Confirm Facsimile by Telephone:
                                                   (212) 858-2103

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   [LOGO OF
                                  MACKENZIE
                               PARTNERS, INC.]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                            TOLL-FREE (800)322-2885

                      The Dealer Manager for the Offer is:

                                   [LOGO OF
                           LAZARD FRERES & CO. LLC]

                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                         (212) 632-6167 (CALL COLLECT)